 EXHIBIT 10.50

AMENDMENT TO INDEMNIFICATION AGREEMENT

AMENDATORY AGREEMENT, dated the day of December, 2008 by and between VORNADO REALTY TRUST, a Maryland real estate investment trust (the “Company”) and DAVID R. GREENBAUM (the “Executive”).

WHEREAS, the Company and Executive entered into an Indemnification Agreement dated as of April, 1997 (the “Indemnification Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Indemnification Agreement to conform its terms with final regulations promulgated by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Company and Executive mutually agree as follows:

1.         Section 3 of the Indemnification Agreement is hereby amended in its entirety, to read as follows:

“3.       Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, (i) Executive may at any time thereafter during his lifetime and (ii) following the death of Executive, his estate or heirs may, bring suit against the Company to recover the unpaid amount of the claim or request and if successful in whole or in part, (x) Executive shall be entitled to be paid also the expenses of prosecuting such suit and (y) Executive’s estate and heirs shall be entitled to be paid also the expenses of prosecuting such suit to the extent incurred through the earlier of the 15th anniversary of the date of Executive’s death or the final settlement of Executive’s estate, as the case may be. Such reimbursement shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than the end of the calendar year following the calendar year in which the expenses were incurred. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, the laws of the State of Maryland.”

6.         A new Section 14 of the Indemnification Agreement is hereby added, to read as follows:

“14.	Section 409A Compliance.

V8887/41

01/05/2009 4108142.3

(a)       This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)       All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

3.         Executive further acknowledges that, while the purpose of this Amendatory Agreement is to conform the Indemnification Agreement to the requirements of Section 409A of the Code and Treasury Regulations promulgated thereunder, any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

[signature page follows]

            Except as amended herein, the Indemnification Agreement shall remain in full force and effect.

VORNADO REALTY TRUST

By: /s/ Alan J. Rice
Name: Alan J. Rice
Title: Senior Vice President

/s/ David R. Greenbaum
David R. Greenbaum